RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

NYSE AMEX PANEL GRANTS
RADIENT PHARMACEUTICALS’ REQUEST FOR CONTINUED COMPLIANCE PERIOD

(TUSTIN, CA) April 20, 2011/Marketwire –Radient Pharmaceuticals Corporation (RPC) (NYSE AMEX:RPC News) announced today that a Listing Qualifications Panel of the NYSE Amex Committee on Securities (the “Panel”) has issued a favorable decision and granted RPC’s request for continued listing on the NYSE Amex (the “Exchange”) subject to the satisfaction of certain conditions.  This decision followed RPC’s hearing before the Panel on April 14, 2011.

As a threshold matter, prior to the granting of the extension, RPC was required to satisfactorily address at the hearing the concerns raised by the Staff of NYSE Regulation, Inc. that RPC had overstated the scope of its collaboration agreement with Mayo Validation Support Services.  Pursuant to the Panel’s decision, on or before June 23, 2011, the Company is required to demonstrate compliance with all applicable requirements for continued listing and, in particular, must complete the following actions: file its Annual Report on Form 10-K with the Securities and Exchange Commission; hold its planned stockholders’ meeting at which directors will be elected; and, complete its plans for raising additional equity capital, thereby demonstrating its compliance with the Exchange’s stockholders’ equity requirement of $6 million and the lack of any financial impairment.

While RPC is working toward satisfying the conditions established by the Panel and demonstrating compliance with all applicable requirements for continued listing on the Exchange, there can be no assurance that it will be able to do so.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The company’s focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

RPC Contact Information:
For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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